Exhibit (a)(1)(i)

Offer to Purchase
By
Cox Capital General Partner, LLC
Cox Capital Partners Special Situations Fund, L.P.
Saba Capital Management GP, LLC
Saba Capital Management, L.P.
Saba Capital Tender SPV I, LLC

For Up to 8,000,000 Shares of Common Stock at a Purchase Price Equal to $3.80 per Share

The Offer Will Expire at 5:00 PM, Eastern Time, on April 24, 2026, Unless the Offer is Extended

THE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON APRIL 24, 2026, OR ANY OTHER DATE AND TIME TO WHICH THE PURCHASER EXTENDS THE OFFER (SUCH DATE AND TIME WITH RESPECT TO THE OFFER, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”), UNLESS EARLIER TERMINATED.

Cox Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (the “Purchaser”) is offering to purchase up to 8,000,000 Shares of Common Stock, par value $0.01 per share (“Shares”) of Blue Owl Capital Corporation II (the “Company”) at a purchase price of $3.80 per Share (“Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Assignment Form, as each may be amended or supplemented from time to time, which constitute the “Offer.” The Company disclosed a dividend reinvestment plan issuance value of $8.19 per share as of February 24, 2026 on a Form 8-K filed on February 26, 2026 (the “DRP Value”). The Offer Price represents a 34.93% discount to an implied value of $5.84, which is the difference of the DRP Value less the Company’s announced intention to return up to $2.35 per Share in cash in connection with a sale of some of the Company’s portfolio company investments announced on February 18, 2026 (the “Transaction Distribution”). The Purchaser is making the Offer, and, following the completion of the Offer, a portion of the shares purchased is expected to be transferred to Saba Capital Tender SPV I, LLC, a Delaware limited liability company, (“Saba SPV”), which will beneficially own such Shares. This Offer is currently scheduled to expire at 5:00 p.m., Eastern Time, on April 24, 2026 (the “Expiration Date”), but the Purchaser may extend this date. This Offer is being made to all shareholders of the Company (“Shareholders”) and is not conditioned on any minimum number of Shares being tendered, but is subject to certain conditions described below. Shares are not traded on any established trading market.

Saba SPV is not directly purchasing Shares in the Offer but is acting as a co-purchaser by providing approximately 90-99% of the financing for the acquisition and, following completion of the Offer, expects to receive beneficial ownership of a portion of the Shares purchased by the Purchaser commensurate with its capital contribution. Cox Capital General Partner, LLC, a Delaware limited liability company (“Cox GP”), which serves as the investment adviser to the Purchaser, is being named as a bidder because it is deemed to control the Purchaser, but is otherwise not participating in the offer. Saba Capital Management, L.P., a Delaware limited partnership (“Saba LP”), and Saba Capital Management GP, LLC, a Delaware limited liability company (“Saba GP”), are being named as bidders herein because they are deemed to control Saba SPV. The Purchaser, Saba SPV, Cox GP, Saba LP and Saba GP are collectively referred to herein as the “Offeror Group.”

Shareholders desiring to tender all or any portion of their Shares in accordance with the terms of the Offer should complete and sign the attached Assignment Form which must be mailed to Cox Capital Partners according to the instructions found in the Assignment Form and in the manner provided for in the Assignment Form and set forth in Section 2 “Procedures for Tendering Shares” below. If the number of Shares properly tendered prior to the Expiration Date exceeds the number of Shares stated by the Purchaser in this Offer, the Purchaser may not choose to accept such additional Shares and properly tendered Shares will be purchased from tendering Shareholders on a pro rata basis. Any Shares not purchased in the Offer will be returned to the tendering Shareholders promptly after the Expiration Date. The Offer has certain conditions and limitations, including the limitations described above, and should not in any way be viewed as the equivalent of a secondary market.

IMPORTANT

No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representations are made by the Offeror Group or any affiliate of the Offeror Group as to such fairness. Other measures of the value of the Shares may be relevant to Shareholders. Shareholders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Shares.

The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Nevertheless, the Offeror Group reserves the right to gauge the response to this solicitation and may consider future offers. Factors affecting the Purchaser’s future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Offeror Group and their affiliates, the current diversification and performance of the Offeror Group’s portfolios, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Company’s operations and financial market developments and trends.

This transaction has not been approved or disapproved by the Securities and Exchange Commission or the Commodity Futures Trading Commission nor has the Securities and Exchange Commission, the Commodity Futures Trading Commission, or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE ASSIGNMENT FORM, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 1 UNDER “THE OFFER.”

THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED ASSIGNMENT FORM SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to:

Cox Capital Partners

1333 Race Street

Philadelphia, PA 19107

Phone: (484) 840-5281

Email: service@coxcp.com

i

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this entire Offer to Purchase, the Assignment Form and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase under the heading “The Offer” where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Shares?

Cox Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (the “Purchaser”) is offering to purchase up to 8,000,000 Shares of Common Stock, par value $0.01 per share (“Shares”) of Blue Owl Capital Corporation II (“Company”) at a purchase price of $3.80 per share (“Offer Price”), which represents a 34.93% discount to an implied value of $5.84, which is the difference of the dividend reinvestment plan issuance value (“DRP Value”) per Share of $8.19 as disclosed by the Company on February 24, 2026, less the Company’s capital return of up to $2.35 per Share in connection with a sale of some of the Company’s portfolio company investments announced on February 18, 2026 (the “Transaction Distribution”). The Purchaser is making the Offer, and, following the completion of the Offer, a portion of the Shares purchased is expected to be transferred to Saba Capital Tender SPV I, LLC, a Delaware limited liability company, (“Saba SPV”), which will beneficially own such Shares. This Offer is currently scheduled to expire at 5:00 p.m., Eastern Time, on April 24, 2026 (the “Expiration Date”), but the Purchaser may extend this date. This Offer is being made to all Shareholders of the Company and is not conditioned on any minimum number of Shares being tendered, but is subject to certain conditions described below. Shares are not traded on any established trading market.

Cox Capital General Partner, LLC, Delaware limited liability company (“Cox GP”), which serves as the investment adviser to the Purchaser, is being named as a bidder because it is deemed to control the Purchaser, but is otherwise not participating in the Offer. Saba Capital Management, L.P., a Delaware limited partnership (“Saba LP”), and Saba Capital Management GP, LLC, a Delaware limited liability company (“Saba GP”), are being named as bidders (purchasers) herein because they are deemed to control Saba SPV. The Purchaser, Saba SPV, Cox GP, Saba GP, and Saba LP are collectively referred to herein as the “Offeror Group.”

The Shares subject to the Offer represent approximately 6.94% of the outstanding Shares as of February 18, 2026. The Offer, which begins on March 6, 2026, will remain open until 5:00 p.m., Eastern Time, on April 24, 2026 (the “Expiration Date”).

What is the Purchaser offering to purchase?

The Purchaser is offering to purchase up to 8,000,000 of the Company’s Shares of Common Stock. See Section 1 under “The Offer.”

Why is the Purchaser making the Offer?

The Purchaser is offering to purchase your Shares at $3.80 per Share (the “Offer Price”), which represents a 34.93% liquidity discount applied to an implied value of $5.84, which is the difference of the Company’s dividend reinvestment plan issuance value (“DRP Value”) of $8.19 per Share as determined by the Company on February 24, 2026, less the Company’s capital return of up to $2.35 per Share in connection with a sale of some of the Company’s portfolio company investments announced on February 18, 2026 (the “Transaction Distribution”). In determining the Offer Price, the Purchaser analyzed a number of factors, including but not limited to: (i) the lack of a secondary market for the Shares and resulting illiquidity; (ii) the estimated value of the Company’s assets; (iii) the valuation of publicly traded comparable business development companies; and (iv) the Purchaser’s acquisition costs. The Purchaser applied a liquidity discount with the intention of making a profit by holding the Shares until the Shares can be liquidated. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price, and no representations are made by the Purchaser as to such fairness; Shareholders are urged to consider all information herein and consult their own advisers before deciding whether to tender Shares.

While the Offer is not made with any current plan to make successive offers, the Purchaser reserves the right to consider future offers, which depend on factors including the current Offer’s success, capital availability, portfolio diversification and performance, development of a public market in the Shares, and the Company’s operations and financial market trends. See Section 1 under “The Offer.”

What will be the purchase price for the Shares and what will be the form of payment?

The Offeror Group arrived at the Offer Price by applying a 34.93% liquidity discount to an implied value of $5.84, which is the difference of the DRP Value (which is the dividend reinvestment plan issuance value of $8.19 per share disclosed by the Company on a Form 8-K filed on February 26, 2026) minus the Transaction Distribution (the Company’s announced intention to return up to $2.35 per Share in cash in connection with a sale of some of the Company’s portfolio company investments announced on February 18, 2026) for an Offer Price of $3.80 per Share. The Company has estimated that the net asset value (“NAV”) is $8.41 per Share as of September 30, 2025 in its quarterly report on Form 10-Q filed on November 11, 2025. The Offer Price represents an approximately 54.8% discount to the Company’s most recently estimated NAV per Share as of September 30, 2025 in its quarterly report on Form 10-Q filed on November 11, 2025. The Company also reported an implied net asset value as of December 31, 2025 of approximately $7.83. The Offer Price would represent a 51.5% discount to the most recent implied net asset value reported by the Company.

How many Shares will we purchase in the Offer?

Upon the terms and subject to the conditions of the Offer, we will purchase up to 8,000,000 Shares representing approximately 6.94% of the outstanding Shares as of February 18, 2026.

We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. See Section 1 under “The Offer.” The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered but is subject to certain other conditions. See Section 6 under “The Offer.” In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the applicable Offer by no more than 2% of the outstanding Shares without extending such Offer.

How will we pay for the Shares purchased in the Offer?

If the Purchaser accepts the tender of any of your Shares, your proceeds will be funded from existing capital and assets of the Purchaser and Saba SPV pursuant to the Consulting Agreement, filed as Exhibit (a)(5)(v) to the Tender Offer Statement on Schedule TO (“Schedule TO”) filed by the Offeror Group on March 6, 2026. See Section 1 under “The Offer.”

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire at 5:00 p.m., Eastern Time, on April 24, 2026 unless we extend or earlier terminate the Offer. See Section 1 and Section 10 under “The Offer.”

Beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. See Section 2 under “The Offer.”

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Subject to applicable law, the Purchaser may extend the Offer, at any time or from time to time, for any reason, in its sole discretion. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Offer in any respect prior to the Expiration Date. If the Offer is terminated, no Shares will be accepted for purchase with respect to the terminated Offer and any Shares that have been tendered in such Offer will be returned to the holders promptly after the termination. See Section 6 and Section 10 under “The Offer.”

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we are required by applicable law to make an announcement relating to an extension of the Expiration Date for the Offer, an amendment or termination of the Offer, acceptance of the Shares for purchase, or otherwise, we will do so as promptly as practicable and, in the case of any extension of the Expiration Date, no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Date. See Section 10 under “The Offer.” If we extend the Offer, you may withdraw your Shares that have been tendered in such Offer until the Expiration Date, as extended, for such Offer.

How do I tender my Shares?

Once you receive the Offer materials, which consists of the Offer to Purchase, the related Assignment Form and any amendments or supplements thereto, you should read them, and if you decide to tender, complete and submit the Assignment Form and submit any other documents required by the Assignment Form. These materials must be received by the Purchaser, in proper form, before 5:00 P.M., Eastern Time, on April 24, 2026 (unless the Offer is extended by the Purchaser, in which case the new deadline will be as stated in the public announcement of the extension). See Section 2 below.

The Purchaser is not making the Offer to, and will not accept any tendered Shares from, Shareholders in any jurisdiction or in any circumstances where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to Shareholders in any such jurisdiction.

You may contact the Purchaser for assistance. The contact information for the Purchaser is set forth on the back cover of this Offer to Purchase. See Section 2 under “The Offer” and the Instructions to the Assignment Form.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all or any minimum number of the Shares that you own to participate in the Offer. The Offer is being made to all Shareholders and is not conditioned on any minimum number of Shares being tendered.

What happens to distributions from the Company while the Offer is pending?

You are entitled to any distributions that are paid while the Offer is pending. If the record date for such distribution occurs prior to the expiration of the Offer you are also entitled to such distribution.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

Yes. You may withdraw any Shares you have tendered at any time before 5:00 p.m., Eastern Time, on April 24, 2026, or any later Expiration Date, if the Offer is extended. See Section 4 under “The Offer.”

How do I withdraw Shares I previously tendered?

To properly withdraw Shares, you must deliver on a timely basis a written notice of your withdrawal to the Purchaser at the addresses appearing on the back cover of this Offer to Purchase. A form to use to give notice of withdrawal is enclosed with the Offer to Purchase. Your Notice of Withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. It must also be accompanied by a medallion guarantee.

When and how will you pay me for the Shares I tender?

If you tender Shares and the Purchaser purchases those Shares, upon the terms and subject to the conditions of the Offer, the Purchaser will pay you cash for those Shares. See Section 1 and Section 5 under “The Offer.”

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered Shareholder and you tender your Shares directly to the Purchaser, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 2 under “The Offer.”

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Purchaser in the Assignment Form to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. If your account is held in custody such as an IRA or another broker-controlled account, we are required to send your proceeds to your custodial account.

What are the United States federal income tax consequences if I tender my Shares?

The receipt of cash for your tendered Shares will generally be treated as a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (a) the cash you receive in the Offer and (b) your tax basis in the Shares you sell in the Offer. That gain or loss will be capital gain or loss if the Shares are capital assets in your hands, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time of the exchange of your Shares for cash. Tendering Shareholders are urged to consult their tax advisors regarding the applicability of U.S. federal withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure, upon the cash received in exchange for Shares. We recommend that you review Section 9 under “The Offer” and consult with your tax advisor with respect to your particular situation.

Is the Offer subject to any conditions?

Yes. The Purchaser reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Shareholders of such extension. The Purchaser also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, upon the failure to satisfy, or the waiver by the Purchaser of, one or more of the conditions of the Offer to: (a) cancel the Offer and in the event of such cancellation, not to purchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Shares tendered. If the Purchaser determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary under applicable law, extend the period of time during which the Offer is open as provided above and will promptly notify Shareholders. The Offer is conditioned upon the valid transfer of tendered Shares to the Purchaser, including registration of such transfer by the Company’s transfer agent. After the Expiration Date, prompt payment will be made to Shareholders upon the valid transfer of a Shareholder’s Shares by the Company’s transfer agent to the Purchaser. If the Company or its transfer agent through no action or inaction of the Purchaser refuses or fails to register, or is unable to register, the transfer of Shares tendered pursuant to the Offer in accordance with the Company’s governing documents, the Purchaser may terminate the Offer. For more information about the conditions pursuant to which the Purchaser may cancel or amend the Offer or postpone the Offer, see Section 6.

Each of the conditions described below is intended to be based on objectively determinable facts and circumstances. The Purchaser shall not be required to accept for payment or pay for any Shares and may terminate or amend the Offer if, at any time on or after the date of the Offer and before the Expiration Date: (a) any injunction, order, statute, rule, regulation, (or, in each case threatened) or other action (or pending or threatened action) by any court, government, or governmental authority makes illegal, restrains, changes the terms of or prohibits the Offer, limits the Purchaser’s ownership rights (including voting rights), requires divestiture, materially diminishes the benefits of the transactions contemplated by the Offer, or materially adversely affects the Company’s business, properties, assets, liabilities, financial condition, operations, results of operations, or prospects; (b) any change, development, or threatened change or development occurs in the Company’s business, properties, assets, liabilities, financial condition, operations, results of operations, or prospects or the market or industry in which it operates that has been or would reasonably be expected to be materially adverse to the Company or the market or industry in which it operates, or the Purchaser becomes aware of any fact not publicly disclosed prior to the commencement of the Offer that has a material adverse effect on the value of the Shares; (c) there occurs any general suspension of trading or limitation on prices for securities, banking moratorium, suspension of bank payments, limitation on credit extension, currency controls, commencement of war or armed hostilities, national or international calamity involving the United States, material change in currency exchange rates, or material acceleration or worsening of any such condition existing at commencement of the Offer; (d) it is publicly disclosed or the Purchaser otherwise learns that more than 10% of the outstanding Shares have been or are proposed to be acquired by another person or group, or any person or group that previously filed under Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase its beneficial ownership by 2% or more of the outstanding Shares; (e) the Company shall have publicly disclosed a DRP Value that equals $7.57 or less, which equates to a decline of 7.51% or more from the DRP Value that was disclosed by the Company on February 24, 2026, (f) the Company fails to timely file a new estimated NAV per Share on Form 10-Q or Form 10-K should the Offer remain open at the time such filing by the Company is due to be filed with the U.S. Securities and Exchange Commission, or the Company suspends transfers of its Shares by Shareholders and such suspension materially impairs the ability of Shareholders to tender Shares pursuant to the Offer.

Who should I contact with questions about the Offer?

The Purchaser can help answer your questions. The contact information is set forth below.

Cox Capital Partners

1333 Race Street

Philadelphia, PA 19107

Phone: (484) 840-5281

Email: service@coxcp.com

THE OFFER

1.      Offer to Purchase and Price.

The Purchaser will purchase, upon the terms and subject to the conditions of the Offer, up to 8,000,000 of those outstanding Shares that are properly tendered by, and not withdrawn (in accordance with Section 4 below) before, the Expiration Date.

The Purchaser is offering to purchase your Shares of the Company, in whole or in part, for $3.80 per Share (the “Offer Price”). The Company disclosed a dividend reinvestment plan issuance value of $8.19 per share as of February 24, 2026 on a Form 8-K filed on February 26, 2026 (the “DRP Value”). The Offer Price represents a 34.93% discount to an implied value of $5.84, which is the difference of the DRP Value less the Company’s announced intention to return up to $2.35 per Share in cash in connection with a sale of some of the Company’s portfolio company investments announced on February 18, 2026 (the “Transaction Distribution”). The Company also reported an implied net asset value as of December 31, 2025 of approximately $7.83. The Offer Price would represent a 51.5% discount to the most recent implied net asset value reported by the Company. In determining the Offer Price, the Purchaser analyzed a number of quantitative and qualitative factors, including, but not limited to: (i) the lack of a secondary market for resales of the Shares and the resulting lack of liquidity of an investment in the Company; (ii) the estimated value of the Company’s assets; (iii) the valuation of publicly traded comparable business development companies; and (iv) the costs to the Purchaser associated with acquiring the Shares. The Purchaser is offering to purchase Shares, which are an illiquid investment, and is not offering to purchase the Company’s underlying assets. We understand that the Company’s valuation is based upon the sale of the assets of the Company, but such assets may not be liquidated for an indefinite period of time. Accordingly, the underlying asset value of the Company is only one factor used by the Purchaser in arriving at the Offer Price.

The Offer Price represents the price at which the Purchaser is willing to purchase Shares. The Purchaser arrived at the Offer Price by applying a 34.93% liquidity discount to the Company’s DRP Value, less the Transaction Distribution per Share. The Purchaser applies such a discount with the intention of making a profit by holding on to the Shares until the Shares can be liquidated. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representations are made by the Purchaser or any affiliate of the Purchaser as to such fairness. Other measures of the value of the Shares may be relevant to Shareholders. Shareholders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Shares.

The Offer is not made with any current view toward any plan or purpose of acquiring Shares in a series of successive and periodic offers, and the Purchaser is acquiring the Shares pursuant to the Offer solely for investment purposes. Nevertheless, the Purchaser reserves the right to gauge the response to this solicitation, and, may consider future offers. Factors affecting the Purchaser’s future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchaser and its affiliates, the current diversification and performance of the Purchaser’s portfolio, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Company’s operations and financial market developments and trends. No appraisal rights are available to the holders of Shares in connection with the Offer.

The Offer will expire at 5:00 P.M., Eastern Time, on April 24, 2026.

2.      Procedures for Tendering Shares.

Shareholders wishing to tender Shares pursuant to the Offer must complete and execute the Assignment Form in accordance with the instructions on such Assignment Form. The completed and executed Assignment Form must be received by the Purchaser by 5:00 p.m., Eastern Time, on the Expiration Date.

ALL CUSTODIAL AND BROKER-CONTROLLED ACCOUNTS MUST INCLUDE THE CUSTODIAN AND/OR BROKER DEALER SIGNATURE. SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY FROM THE CUSTODIAN AND/OR BROKER DEALER PRIOR TO THE EXPIRATION DATE.

Shareholders wishing to confirm receipt of the Assignment Form may contact the Purchaser in the instructions therein. You are responsible for confirming that the Assignment Form is timely received by Cox Capital Partners for the Offer. To ensure good delivery, if you hold your Shares in custody, you must submit your form to your custodian for approval through your assigned advisor. If you hold your Shares directly, you must obtain a Medallion Signature Guarantee and mail the notice directly to Cox Capital Partners. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Purchaser by reference to the requirements of the Offer, and its determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders (i) determined by it not to be in appropriate form in accordance with the requirements of the Offer or (ii) for which the acceptance of, or payment for, would, in the opinion of counsel for the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular Shareholder (including, without limitation, the conditions relating to the dates on which Shares must be tendered or withdrawn), and the Purchaser’s interpretation of the terms and conditions of the Offer will be final and binding.

Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Purchaser shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Offeror Group or any of their agents is obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

3.      Amount of Tender.

Subject to the limitations set forth below, Shareholders may tender all or a portion of their Shares. The Offer is being made to all Shareholders and is not conditioned on any minimum number of Shares being tendered.

If less than 8,000,000 Shares are properly tendered pursuant to the Offer and not withdrawn, the Purchaser will, on the terms and subject to the conditions of the Offer, purchase all of the Shares so tendered unless the Purchaser elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 6 “Certain Conditions of the Offer” below. If more than 8,000,000 Shares are duly tendered to the Purchaser before the expiration of the Offer and not withdrawn, pursuant to Section 4 “Withdrawal Rights” below, the Purchaser will accept Shares tendered on or before the Expiration Date for payment on a pro rata basis based on the number of tendered Shares; provided that Purchaser reserves the right in its sole discretion to purchase additional outstanding Shares representing up to 2.0% of the Company’s outstanding Shares without amending or extending the Offer as permitted by Rule 14e-1(b) of the Securities Exchange Act of 1934, as amended.

4.      Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date.

For a withdrawal to be effective, any Notice of Withdrawal must be received in a timely manner by the Purchaser at its address set forth in this Offer to Purchase. Any Notice of Withdrawal must be substantially in the form attached hereto as Exhibit 99(a)(1)(iii). To be effective, any such Notice of Withdrawal must specify the name of the person who tendered the Shares to be withdrawn and must be signed by the person(s) (or someone who also has authority over the account and providing such evidence) who signed the Assignment Form in the same manner as the Assignment Form was signed. If you hold your Shares in custody, you must submit your form to your custodian for approval through your assigned advisor pursuant to the instruction in the Notice of Withdrawal. If you hold your Shares directly, you must obtain a Medallion Signature Guarantee and mail the notice directly to Cox Capital Partners. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser by reference to the requirements of the Offer, which determination shall be final and binding absent a finding to the contrary by a court of competent jurisdiction, subject to a Shareholder’s right to challenge our determination in a court of competent jurisdiction. Neither the Purchaser nor any other person will be under any duty to give notification of any defects or irregularities in any Notice of Withdrawal or will incur any liability for failure to give any such notification. Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered, however, by following the procedures described in the Offer to Purchase.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Purchaser may, subject to applicable law, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering Shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 14e-1(c), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5.      Purchase of Shares and Payment of Purchase Price.

For purposes of the Offer, the Purchaser will be deemed to have accepted Shares that are tendered if and when the Purchaser announces that it has accepted all or a pro rata portion of the Shares tendered in the Offer after the Offer has expired. If a Shareholder tenders Shares and the Purchaser purchases those Shares, upon the terms and subject to the conditions of the Offer, the Purchaser will effect payment for those Shares by issuing payments in cash to Shareholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

The Purchaser expects that the purchase price for Shares acquired pursuant to the Offer to Purchase will, in part, be derived from the working capital of Saba SPV which will be provided by Saba SPV to Purchaser pursuant to the Consulting Agreement, filed as Exhibit (a)(5)(v) to the Schedule TO, whereby Saba SPV is contributing approximately 90-99% of the funds to be used in this Offer and the Purchaser is contributing approximately 1-10%. At the conclusion of the Offer, the Purchaser will transfer a portion of the Shares acquired in this Offer to Saba SPV in an amount equal to the proportion of the capital provided commensurate with the number of Shares acquired at the Offer Price, and Saba SPV will pay to Purchaser certain fees in connection with the administration of this Offer pursuant to the terms of the Consulting Agreement. For more information, see Section 7. This Offer requires approximately $30,400,000 to purchase 8,000,000 Shares. The cash and liquid securities necessary to complete the entire purchase are readily available and are committed to that purpose. Accordingly, there are no financing arrangements to fall through and no alternative financing plans.

6.      Certain Conditions of the Offer.

Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Shares tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date. As of the date hereof, the Purchaser is unaware of any such required authorizations, approvals, or waiting periods relating to this Offer. The Offer is conditioned upon the valid transfer of tendered Shares to the Purchaser, including registration of such transfer by the Company’s transfer agent. After the Expiration Date, prompt payment will be made to Shareholders upon the valid transfer of a Shareholder’s Shares by the Company’s transfer agent to the Purchaser. If the Company or its transfer agent through no action or inaction of the Purchaser refuses or fails to register, or is unable to register, the transfer of Shares tendered pursuant to the Offer in accordance with the Company’s governing documents, the Purchaser may terminate the Offer. The Purchaser shall not be required to accept for payment or pay for any Shares and may terminate or amend the Offer as to such Shares if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exist:

(a) a preliminary or permanent injunction or other order (or, in each case, threatened) of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains, changes the terms of or prohibits the making of the Offer or the acceptance for payment of or payment for any Shares by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Shareholders, (iii) requires divestiture by the Purchaser of any Shares, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer, or (v) materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company, in a manner that is objectively determinable, in the reasonable judgment of the Purchaser;

(b) there shall be: (i) any statute, rule, regulation, or order proposed, enacted, enforced, promulgated, issued, or deemed applicable to the Offer (or pending or threatened action) by any federal or state court, government, or governmental authority or agency, other than the application of the waiting period provisions of the

Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended, or (ii) any other action taken or threatened; either of which will, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company, or the market or industry in which it operates which is or will be materially adverse to the Company, or the market or industry in which it operates or which does or will have a material adverse effect on the value of the Shares, in each case in a manner that is objectively determinable, in the reasonable judgment of the Purchaser, or the Purchaser shall have become aware of any fact not publicly disclosed prior to the commencement of the Offer that does or will have a material adverse effect on the value of the Shares in a manner that is objectively determinable, in the reasonable judgment of the Purchaser;

(d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(e) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than ten percent (10%) of the outstanding Shares have been or are proposed to be acquired by another person (including a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or (ii) any person or group that prior to such date had filed a statement with the U.S. Securities and Exchange Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Shares beneficially owned by such person or group as disclosed in such statement by two percent (2%) or more of the outstanding Shares;

(f) the Company shall have publicly disclosed a DRP Value that equals $7.57 or less, which equates to a decline of 7.51% or more from the DRP Value that was disclosed by the Company on February 24, 2026;

(g) the Company fails to timely file a Form 10-Q or Form 10-K as required by the rules and regulations of the SEC while the Offer remains open; or

(h) the Company suspends or freezes transfers of its Shares by Shareholders and such suspension materially impairs the ability of Shareholders to tender Shares pursuant to the Offer.

7.      Certain Information Concerning Us.

Cox Capital Partners Special Situations Fund, L.P. (the “Purchaser”) is a Delaware limited partnership that is organized as an alternative investment vehicle focusing on providing secondary liquidity to retail shareholders of illiquid and semi-liquid alternative investment funds controlled by Cox Capital General Partner, LLC, a Delaware limited liability company (“Cox GP”) that acts as the Purchaser’s investment adviser. The Purchaser is managed by Cox Capital Partners. More information on Cox Capital Partners is available at www.coxcp.com. Cox Capital Partners is an investment management firm specializing in secondary liquidity solutions and alternative investment strategies. Cox provides direct liquidity to shareholders, fund sponsors, limited partners, and general partners of non-traded and private BDCs, non-traded and private REITs, interval funds, and other private and feeder funds.

The principal executive office of the Purchaser and Cox GP is located at 1333 Race Street, Philadelphia, PA 19107. The telephone number at such principal office is (484) 840-5281.

Saba Capital Tender SPV I, LLC, a Delaware limited liability company, (“Saba SPV”) is organized as an alternative investment vehicle formed to participate in the Offer that is ultimately controlled by Saba Capital Management, L.P., a Delaware limited partnership (“Saba LP”), and Saba Capital Management GP, LLC, a Delaware limited liability company (“Saba GP”). Saba SPV is managed by Saba Capital Management, a global alternative asset management firm that seeks to deliver superior risk-adjusted returns for a diverse group of clients. More information is available at www.sabacapital.com.

The principal executive office of the Saba SPV and Saba LP is located at 405 Lexington Avenue, 58th Floor, New York, NY, 10174. The telephone number at such principal office is (212) 542-4635.

Neither Saba SPV, Saba GP, nor Saba LP are directly purchasing Shares in the Offer. Saba SPV is providing approximately 90-99% financing for the acquisition and, following completion of the Offer, expects to receive beneficial ownership of a portion of the Shares purchased by the Purchaser.

The Consulting Agreement

In connection with the Offer, Cox GP and Saba LP, acting solely on behalf of the Purchaser and Saba SPV, respectively, with respect to this Offer, are parties to a Consulting Agreement, filed as Exhibit (a)(5)(v) to the Schedule TO, pursuant to which Cox GP provides research, diligence, analytical, and operational support services relating to potential tender offers for equity securities of certain business development companies, closed-end funds, and real estate investment trusts, including assistance in the preparation and execution of tender offers over which Saba LP exercises decision-making authority. In consideration for these services, Saba SPV pays Cox Capital Partners a one-time consulting fee related to the cost basis of the Covered Securities (as defined in the agreement) acquired pursuant to the agreement, and out-of-pocket expenses incurred by Cox GP in connection with such opportunities, subject to specified allocation and cap provisions.

The names, business addresses, citizenship, present principal occupations and employment history of the controlling persons of the entities in the Offeror Group are listed in Schedules A and B to this Offer to Purchase.

As of the date hereof, neither the Purchaser or, to the knowledge of the Purchaser after making reasonable inquiry, any of the persons or entities listed in the Schedules A and B attached to this Offer to Purchase, beneficially owns or has any right to acquire, directly or indirectly, any Shares or other securities of the Company.

Except as set forth elsewhere in this Offer to Purchase, (i) none of the Offeror Group, nor any of the entities or persons listed in Schedules A and B has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of Offeror Group, to the best of their respective knowledge, nor any of the entities or persons listed in Schedules A and B has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

8.      Past Contacts, Transactions, Negotiations, and Agreements; Interest in the Securities of the Company

On February 19, 2026, the Purchaser notified the Company pursuant to its Article of Amendment and Restatement that the Purchaser intended to commence a tender offer. There was subsequent communication with the Company prior to the commencement of this Offer only with respect to such notice and information requirements. Except as set forth in this Offer to Purchase and the related Schedule TO, there have been no contacts, transactions, negotiations or material contacts between the Purchaser (or, to the knowledge of the Purchaser, any of the persons or entities listed in the Schedules A and B attached to this Offer to Purchase) and the Company or its affiliates concerning a merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company’s securities, an election of the Company’s directors, or a sale or other transfer of a material amount of assets of the Company during the two years prior to the date of this Offer to Purchase.

Except as set forth in the Offer documents, there are no agreements, arrangements or understandings, and no actual or potential conflicts of interest, between the Offeror Group or any of the individual entities making up the Offeror Group (or, to the knowledge of the Offeror Group, any of the persons or entities listed in Schedules A and B of this Offer to Purchase) and (i) the Company, its executive officers, directors or affiliates or (ii) any other person with respect to any securities or other property of the Company.

Except as disclosed in this Offer to Purchase, the Purchaser does not have any current plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Shares or the disposition of; (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company; (c) any material change in the present distribution policy or indebtedness or capitalization of the Company; (d) any change in the identity of the board of directors or management of the Company, or in the management of the Company including, but not limited to, any plans or proposals to change the number or the term of the directors (e) any other material change in the Company’s corporate structure or business, including, but not limited to, any plans or proposals to change the Company’s charter or bylaws or other actions that may impede the acquisition of control of the Company by any person; or (f) any other material change in the Company’s structure or business, including any plans or proposals to make any changes in its fundamental investment policy for which a vote would be required by Section 13 of the 1940 Act. The Purchaser nevertheless reserves the right, at an appropriate time, to exercise their rights as shareholders to vote on matters subject to a shareholder vote, including, but not limited to, any vote affecting the sale of the Company’s assets and the liquidation and dissolution of the Company.

9.      Certain U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Offer to holders whose Shares are purchased pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer. The U.S. federal income tax consequences set forth below are based on current law. Because individual circumstances may differ, each holder should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Offer to such holder, including the application and effect of U.S. federal estate and gift, state, local and other tax laws.

The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of stock options, vesting of other equity awards or otherwise as compensation, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt organizations, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies”), or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address any aspect of the alternative minimum tax, the Medicare tax on net investment income, the U.S. federal gift or estate tax, or state, local or foreign taxation.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the tax activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of tendering or exchanging Shares pursuant to the Offer.

United States Holders

For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•        a citizen or individual resident of the United States;

•        a corporation (or any other entity treated as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations

The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received by such United States Holder in the Offer and (ii) his or her tax basis in such Shares sold pursuant to the Offer. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale, such Shares have been held for more than one year. Long-term capital gains recognized by an individual generally will be taxed at preferential rates. Capital losses may be subject to limits on deductibility.

Non-United States Holders

For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes). In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer unless:

•        the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-United States Holder’s permanent establishment in the United States), in which event (i) the Non-United States Holder will be subject to U.S. federal income tax in the same manner as if it were a United States Holder, and (ii) if the Non-United States Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty);

•        the Non-United States Holder is an individual present in the United States for 183 or more days during the taxable year of the sale and certain other conditions exist; or

•        The Company is or has been a United States real property holding corporation for U.S. federal income tax purposes and the Non-United States Holder held Shares, directly or indirectly, at any time during the shorter of (i) the five-year period ending on the date of sale and (ii) the period during which the Non-United States Holder held such Shares, and such Non-United States Holder is not eligible for any treaty exemption.

Information Reporting and Backup Withholding

Payments made to a non-corporate United States Holder in connection with the Offer generally will be subject to information reporting and may be subject to “backup withholding.” Backup withholding generally applies if a United States Holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an IRS Form W-8BEN or W-8BEN-E that it is not a U.S. person, or otherwise establishes an exemption in a manner satisfactory to the Purchaser.

Backup withholding is not an additional tax and may be refunded by the Internal Revenue Service to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption.

10.    Extension of the Offer; Termination; Amendment.

Any extension or amendment of the Offer, delay in acceptance for payment or payment, or termination of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 A.M., New York City time, on the business day after the day on which the Offer was scheduled to expire, in accordance with the public announcement requirements of the applicable Exchange Act rules. During any extension of the initial offering period, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to any withdrawal rights. See Section 4 of this Offer to Purchase.

Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by publishing communications and by making any appropriate filing with the SEC.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and subject to the satisfaction or waiver of the conditions set forth in Section 6, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price or by increasing or decreasing the aggregate amount paid for Shares in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Shareholders in a manner reasonably designed to inform Shareholders of the change. The minimum period during which an offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, may depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however a minimum ten (10) business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through midnight, Eastern Time.

11.    Fees and Expenses.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees for soliciting tenders of Shares pursuant to the Offer except as disclosed in this Offer to Purchase. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if Shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Purchaser. If you accept the Offer by the Expiration Date, the Purchaser will pay you cash for your Shares. There are no commissions or fees related to the transfer of Shares. The Purchaser will pay a processing fee to Central Trade and Transfer, LLC, a Utah limited liability company, solely in connection with shares tendered through Charles Schwab & Co. Inc., based on the value of the Shares that are tendered. No fees or commissions will be paid by the Purchaser to any other broker, dealer, commercial bank, trust company, or other nominee in connection with the tender offer. Shareholders who hold their Shares through other brokers or custodians will not receive any fee or commission from the Purchaser for Shares tendered, and may be charged a fee by their own broker or custodian, which fee will not be paid by the Purchaser. No other broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent for purposes of the Offer.

12.    Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to the holders of Shares residing in that jurisdiction. In making the Offer, we will comply with the requirements of Rule 14d-10 promulgated under the Exchange Act.

Pursuant to Exchange Act Rule 14d-3(a), we have filed with the SEC a Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 7 under “The Offer” with respect to information concerning us. The Company will file a Schedule 14D-9 (including exhibits) in accordance with the Exchange Act, setting forth its position with respect to the Offer and furnishing certain additional related information.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Assignment Form. If given or made, you should not rely on that information or representation as having been authorized by us, nor any director or officer of the Purchaser or bidders in the Offeror Group.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE ASSIGNMENT FORM AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. FURTHER, BY TENDERING YOUR SHARES, YOU ARE AGREEING TO ARBITRATE ANY DISPUTES THAT MAY ARISE BETWEEN YOU AND THE PURCHASER AND TO SUBJECT YOURSELF TO PERSONAL JURISDICTION IN NEW YORK, ALL SUCH ARBITRATION WILL BE CONDUCTED IN NEW YORK, NEW YORK, IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES AND PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) THEN IN EFFECT, AND JUDGMENT UPON THE ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. HOWEVER, BY PARTICIPATING IN THE OFFER, YOU ARE NOT WAIVING ANY PARTY’S COMPLIANCE WITH, OR ANY OF YOUR RIGHTS UNDER, THE FEDERAL SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER. ARBITRATION OF ANY SUCH DISPUTE OR CLAIM IS SUBJECT TO RISKS, INCLUDING, BUT NOT LIMITED TO: THE POTENTIAL FOR INCREASED COSTS OF BRINGING A CLAIM USING ARBITRATION UNDER THE AAA RULES, WHICH MAY EXCEED THE COSTS OF LITIGATING IN A COURT OF COMPETENT JURISDICTION; THAT THE PURCHASER MAY HAVE GREATER FINANCIAL RESOURCES THAN YOU TO COVER THE COSTS OF ARBITRATION PRIOR TO THE DETERMINATION OF THE ARBITRATOR’S FINAL DECISION OR AWARD; LIMITED ACCESS TO INFORMATION AND LACK OF FAMILIARITY WITH THE AAA RULES WHEN COMPARED TO THE PURCHASER; AND THE RISK THAT YOU WILL BE DISCOURAGED, LIMITED OR PRECLUDED FROM LITIGATING YOUR CLAIM OR DISPUTE IN A JUDICIAL FORUM YOU FIND FAVORABLE. FURTHER, ALTHOUGH FEDERAL LAW FAVORS ENFORCEMENT OF VALID ARBITRATION AGREEMENTS, SUCH AGREEMENTS MAY BE REVOKED OR HELD TO BE UNENFORCEABLE ON THE SAME GROUNDS AS THOSE OF OTHER CONTRACTS, INCLUDING UNCONSCIONABILITY.

Cox Capital General Partner, LLC

Cox Capital Partners Special Situations Fund, L.P.

Saba Capital Management GP, LLC

Saba Capital Management, L.P.

Saba Capital Tender SPV I, LLC

March 6, 2026

The Assignment Form and any other required documents should be sent or delivered by each Shareholder or the Shareholder’s broker, dealer, commercial bank, trust company or nominee to the Purchaser at the address set forth below. To confirm delivery of Shares, Shareholders are directed to contact the Purchaser. Shareholders should deliver the Assignment Form and any other required documents by mail or overnight courier.

Cox Capital Partners

By Mail:

Cox Capital Partners

1333 Race Street

Philadelphia, PA 19107

Phone: (484) 840-5281

Email: service@coxcp.com

Any questions or requests for assistance may be directed to the Purchaser at its telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the Assignment Form or related documents may be directed to the Purchaser at its telephone number or address set forth above. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

SCHEDULE A
The Purchaser, Cox GP and its Officers

The Purchaser is Cox Capital Partners Special Situations Fund, L.P., a Delaware limited partnership.

Officers of Cox Capital General Partner, LLC

The General Partner of the Purchaser, Cox Capital General Partner, LLC, is a Delaware limited liability company and is being named as a bidder herein because it is deemed to control the Purchaser, but otherwise is not participating in the Offer.

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the officers of the General Partner are set forth below.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
John Cox, Managing Member	1333 Race Street Philadelphia, PA 19107; United States	CEO of Cox Capital Partners since March 2020.

SCHEDULE B
Saba SPV, Saba LP, Saba GP and its Officers

Officers of Saba Capital Management, L.P. and Saba Capital Management GP, LLC

The controllers of Saba SPV, Saba Capital Management, L.P., a Delaware limited partnership, and Saba Capital Management GP, LLC, a Delaware limited liability company, are being named as bidders herein because they are deemed to control Saba Capital Tender SPV I, LLC, a Delaware limited liability company, which is providing financing of and expects to receive beneficial ownership of a portion of the Shares purchased, but otherwise is not participating in the Offer.

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the officers of Saba Capital Management, L.P. are set forth below.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Boaz Weinstein, Managing Member and General Partner	405 Lexington Avenue, 58th Floor, New York, NY, 10174; United States	Chief Investment Officer and Founder of Saba Capital Management, L.P. since 2009.

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the officers of Saba Capital Management GP, LLC are set forth below.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Boaz Weinstein, Managing Member and General Partner	405 Lexington Avenue, 58th Floor, New York, NY, 10174; United States	Chief Investment Officer and Founder of Saba Capital Management, L.P. since 2009.